Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Himax Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-137585 and No. 333-176863) on Form S-8 and the registration statements (No. 333-188253 and No. 333-189052) on Form F-3 of Himax Technologies, Inc. and subsidiaries of our reports dated April 15, 2014, with respect to the consolidated balance sheets of Himax Technologies, Inc. as of December 31, 2012 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 20-F of Himax Technologies, Inc.

/s/ KPMG
Taipei, Taiwan (the Republic of China)
April 15, 2014